                                 [Advanta Logo]


Pricing Supplement dated November 21, 1999                      Rule #424(b)(3)
(To Prospectus dated May 3, 1999)                            File No. 333-74575


                          For use only by residents of:
                CO, CT, DE, FL, GA, KS, MD, MN, NJ, NY, OR and PA


                            ADVANTA INVESTMENT NOTES

                                                   Annual
                                                 Percentage
                   Term         Interest Rate     Yield**
                   ----         -------------     -------
                  3 month           6.77%          7.00%
                  6 month           8.30%          8.65%*
                 12 month           8.94%          9.35%*
                 18 month           9.08%          9.50%
                 24 month           9.26%          9.70%*
                 30 month           9.31%          9.76%
                 48 month           9.35%          9.80%
                 60 month           9.53%         10.00%

* Does not include Additional Interest (as defined in the Prospectus dated May 3, 1999) of .50% Annual Percentage Yield on the 6, 12 and 24 month Advanta Investment Notes that is being offered through December 25, 1999 to residents of California and Massachusetts in connection with the introductory offer of Advanta Investment Notes in those states.

                    REDIRESERVE VARIABLE RATE CERTIFICATES***

                                                    Annual
                                                  Percentage
                   Tier         Interest Rate       Yield**
                   ----         -------------       -------
              $100 to $4,999         4.60%           4.71%
            $5,000 to $24,999        7.00%           7.25%
            $25,000 to $49,999       7.25%           7.52%
               $50,000 plus          7.50%           7.79%

                            Minimum Investment $5,000

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED MAY 3, 1999, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL ENTITY.

** The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.

*** The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of-the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                            FOR MORE INFORMATION CALL
                               1-800-223-7074